Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2009 (except for Note 1 and Note 16, as to which the date is November 18, 2009), with respect to the consolidated financial statements included in the Form 8-K of i2 Technologies, Inc. We hereby consent to the incorporation by reference of said report in the Registration Statements of i2 Technologies, Inc. on Form S-8 (Nos. 333-03703, 333-27009, 333-28147, 333-53667, 333-85791, 333-36478, 333-40038, 333-43838, 333-67868, 333-85884, 333-109314, 333-115143, and 333-132473), on Form S-3 (Nos. 333-132663, 333-96341, 333-31342, 333-59106 and 333-49180), on Amendment No. 1 to Registration Statement Nos. 333-132663, 333-96341, 333-31342, and 333-59106, and on Amendments No. 2 and No. 3 to Registration Statement No. 333-59106.

/s/ Grant Thornton LLP

Dallas, Texas
November 18, 2009